Exhibit J




                JCL
                01-30-87
                780406
                                LEASE AGREEMENT

BY THIS LEASE AGREEMENT

      effective as of the 5th day of February , 1987,

      by and between H. B. LAYNE CONTRACTOR, INC., an Indiana corporation, whose address is 2500 East Hallandale Beach Blvd., Penthouse I, Hallandale, Florida 33009 (the "Lessor" herein),

            and

      ST. JOE GOLD CORPORATION, a Delaware corporation, whose address is 2002 North Forbes Boulevard, Tucson, Arizona 85745 ("St. Joe" herein),

the Lessor, in consideration of the agreements set forth herein, has granted certain rights to St. Joe under the following terms and conditions:

1.    Grant

      a. Lease - Lessor hereby grants, demises, leases and lets that certain real property, more particularly described in the attached Exhibit A (the "Property" herein), including, but without being limited to, all soil, sand and gravel, rock, ores, minerals and mineral rights in, upon and under the Property (the "Leased Substances"), exclusively unto St. Joe, its successors and assigns, with the exclusive rights and privileges:

                  --  to  drill  and  excavate  holes,  pits,  shafts  and other excavations, to construct roads and to conduct surveys, explorations, sampling, investigations and other operations in such a manner and to the extent as St. Joe, in its sole judgment and discretion, may deem advisable for the purpose of ascertaining any and all facts relating to the occurrence of ores and minerals in and under the Property and the metallurgical and physi- cal properties of any such ores;

                  -- to mine (by open pit, strip, underground, solu- tion mining or any other method, including any method hereafter developed), extract, mill, store, process, remove and market Leased Substances from the Property;

                  --  to  place,  construct,  maintain,  use,  and  remove  such structures, facilities, equipment, roadways, haulaaeways and such other improvements on the surface or subsurface of the Property as St. Joe may deer necessary, useful or convenient for the full enjoyment of all of the rights herein granted:

                  --  to  mix or commingle Leased Substances with any other ores produced off the Property, provided that St. Joe shall first weigh, sample, and assay the Leased Substances in accordance with recognized industry practice;

                  --  to  conduct  any  mining  upon  the Property and St. Joe's mining of adjoining or nearby lands as a single mining operation as if the Property and all such other properties constituted a single tract of land, in which event St. Joe shall have the exclusive right to use structures, facilities, equipment, roadways, haulageways, and all other appurtenances installed on the Property for the purpose of producing, removing, treating or transporting metals, ores, minerals or materials from adjoining or nearby property owned or controlled by St. Joe and the right to mine and remove Leased Substances from the Property through or by means of shafts, openings or pits which may be made in or upon adjoining or nearby property;

                  --  to  use  other  resources  of  the Property (to the extent
            Lessor has such rights), including water, in connection with the exploration, mining and processing rights granted hereunder;

                  --  to  use  the  surface  of  the  Property to deposit waste, overburden, surface stripping and other materials from mining operations on the Property and adjoining property being mined with the Property as a single mining operation; provided the materials from other lands may not be deposited on the Property if it would interfere with mining operations on the Property.

            h. Sublease - St. Joe understands and acknowledges that this Lease is a sublease as to Claims Ace 1, 2 and 3 and is subject to that certain "Mining Lease and Option to Purchase Agreement," entered into on August 3, 1978, by and between Robert A. Revert and Claron Burnett, as Lessors and Kelly Minerals, Inc., as Lessee, a copy of which is attached hereto as Exhibit B.

2.    Term

            Unless sooner terminated under the termination provisions hereinafter contained, the term of this Agreement shall an initial term of three (3) years commencing on the effective date hereof; provided, however, that St. Joe may extend such tern by making the payments specified in sub-section b of
      Section 1.

3.    Payments to Lessor

            a. Rental - St. Joe shall pay Lessor as rental Twelve Thousand Dollars ($12,000.00) during the first one (1) year of the term nereof; Twenty -Four Thousand Dollars (S24,000.00) during each of the second and third years of the term hereof; and Fifty Thousand Dollars ($50,000.00, per year during each year thereafter while this Agreement is in force. Such payments shall be due in advance on or before the anniversary of the effective date of this Agreement. Rental for the first year of the term shall be due upon final execution of this Agreement.

            b. Advance Minimum Royalty - After three, (3) years of the effective date hereof, or such earlier time St. Joe mines and markets leased substances from the property, St. Joe shall pay Lessor Fifty Thousand Dollars ($50,000.00) per annum, which shall constitute an advance minimum royalty which shall be payable in the same manner as set for above. Such advance royalties shall be a credit insofar as they will go toward any monies due Lessor under the provisions of subsection c of this Section 3.


            c. Production Royalty - If St. Joe mines and markets Leased Substances from the Property, St. Joe shall pay to Lessor a production royalty of five percent (5%) of the "Net Returns' received by St. Joe from the sale or other disposition of Leased Substances; provided, however, that St. Joe shall not be required to pay Lessor any production royalty under the terms of this Agreement from the mining claims subject to the Mining Lease and Option to Purchase Agreement attached hereto as Exhibit B until the purchase price thereunder has been fully paid. The term Net Returns" shall mean the total dollar value received from the purchaser of Leased Substances, less:

                  (1) in the case of sale of raw ore or concentrates: (a) any weighing, sampling, penalty, processing or other charges assessed by the purchaser; (b) selling charges; (c) any sales, severance, gross production, privilege or similar taxes assessed on or in connection with the ore or measured by the value thereof; and (d) the cost of transportation from the Property to the purchaser.

                  (2) in the case of leaching or other solution mining techniques in addition to the deductions specified in (1) above, all processing and recovery costs incurred beyond the point at which the leaching reagents are applied to the ore being treated (including the cost of reagents) shall be deducted from the selling price.

If ores or concentrates are processed at a smelter or other facility owned, operated or controlled by St. Joe or treated on a toll basis for St. Joe, the selling price shall be computed in the above manner with deductions for all charges and items of cost equivalent to the deductions extended in arms-length transactions, and in any case, not more than changes that would be made at the nearest treatment facility otherwise available.

      d. Payment of Production Royalty - Production royalty paid to Lessor hereunder shall be due and payable within thirty (30) days after the end of each calendar quarter for those Leased Substances sold and a settlement sheet received during the applicable calendar quarter after first deducting any advance minimum royalty paid under subsection b of Section 3 not previously recovered from prior payments under this subsection d. A11 production royalty shall be accompanied by the settlement sheets or a similar statement showing the basis upon which the payment was computed.

      e. Method of Making Payments - A11 payments required hereunder may be mailed or delivered to Lessor's address or to any single depository as Lessor may instruct. Upon making payment to the authorized agent or depository, St. Joe shall be relieved of any responsibility for the distribution of such payment to Lessor. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

      f. Fractional Interest - A11 payments under this Agreement, unless specified otherwise, are based on a grant by Lessor of full undivided rights and title to the Property. If Lessor's interest in the Property is less than such full interest, all payments made hereunder shall be paid in the same proportion thereof as the undivided rights and title actually owned by Lessor bear to the entire undivided rights and title to the Property or the areas included therein.

4.    Inspection

      Lessor (or any agent of Lessor with authorization in writing), at Lessor's risk and expense, may (1) enter upon the Property to inspect the same at such times and upon such notice to St. Joe as shall not unreasonably or unnecessarily hinder or interrupt the operations of St. Joe, and (2) inspect the accounts and records used in calculating production royalty paid to Lessor hereunder, which right may be exercised, at any reasonable time during a period of one (1) year from and after the date on which the applicable quarterly payment of production royalty was made. Lessor agrees to treat all information received hereunder as confidential and not to disclose the same without prior permission of St. Joe.

5.    Obligations of St. Joe

      a. Conduct of Operations - A11 work performed by St. Joe on the Property pursuant to this Agreement shall be done in a good and workmanlike manner and in compliance with all state or federal laws and regulations governing such opera-tions. The operations of St. Joe shall be further subject to the following special requirements:

            (1) St. Joe shall pay any and all withholding and Social Security taxes levied by the United States Government or unemployment compensation taxes levied by the Unemployment Compensation Division of the State of Nevada upon it as an employer and permit no delinquencies to be created;

            (2) St. Joe shall protect all employees under the Nevada Industrial Insurance Act and the Nevada Occupational Diseases Act as amended, pay all premiums required by the laws, rules and regulations of the State of Nevada pertaining to industrial insurance;

            (3) St. Joe shall maintain records and reports and submit, according to the requirements of the Inspector of Mines, reports of production, employment, mine activity, status, accidents, bodily injury, loss of life, occupational illness and related data as required by Nevada Revised Statutes ss. 512.160 as amended.

      b. Sublease - St. Joe hereby assumes and agrees to keep, perform and fulfull all of the terms, covenants, conditions and obligations required to be kept, performaed and fulfilled by the Mining Lease and Option to Purchase Agreement subleased hereby, including the making of all payments due to or payable to or on behalf of the lessor thereunder when due and payable, including but not limited to advance and production royalties; provided, however, that St. Joe shall have the right to surrender such Mining Lease and Option to Purchase Agreement to the Lessor hereunder and thereby terminate any further liability or obligation thereunder for duties or payments not accrued as of the date of such surrender. Such payments shall be in addition to the rents and royalties reserved herein to the Lessor.

      c. Weights and Analysis - In all cases where ore or concentrates are stockpiled off the Property or commingled concentrates not mined from the Property, St. Joe with ore or shall establish procedures for determining the proportional amount of the total metal content in the commingled materials attributable to the input from each of the properties by calculating on a metallurgical basis, in accordance with sampling schedules and mining efficiency experience, so that production royalties applicable to materials produced from each of the properties from which materials are commingled may reasonably be determined. St. Joe shall inform Lessor of such procedures by written statement and shall make all records related to such activities available for inspection by Lessor in accordance with
Section 4.

      d. Protection from Liens - St. Joe shall pay all expenses incurred by it in its operations on the Property hereunder and shall allow no liens arising from any act of St. Joe to remain upon the Property; provided, however, that St. Joe shall not be required to remove any such lien as long as St. Joe is contesting in good faith the validity or amount thereof.

      e. Indemnity - St. Joe shall protect, defend and indemnify Lessor against and hold Lessor harmless from any suit, claim, judgment or demand, administrative proceeding or sanction, expense, including reasonable attorney's fees, whatsoever arising out of St. Joe's exercise of any of its rights pursuant to this Agreement and the Mining Lease and Option to Purchase Agreement subleased hereby, provided that Lessor, or any one of them, or any person or instrumentality acting on its behalf, shall not have been a contributing cause to the event giving rise to such suit, claim, demand, judgment, administrative proceeding or sanction.

      f. Payment of Taxes - St. Joe shall pay all taxes levied against its improvements on the Property. In the event of commercial development of the Property, St. Joe shall pay all ad valorem taxes assessed against that amount of the Property used in such commercial development and shall, in addition, pay all taxes related to production of Leased Substances from the Property, subject to St. Joe's right to deduct the amount of such production-related taxes from the dollar value received from the purchaser of Leased Substances in the computation of Net Returns under the provisions of subsection c(1)(c) of Section 3. Lessor shall pay, before delinquency, all other taxes and assessments on Property and improvements of Lessor thereof. In no event the St. Joe be liable for any taxes levied or measured by shall Lessor, or for taxes applicable to or levied income of against or based upon advance or production royalty payments to Lessor under this Agreement. St. Joe shall have the made in the courts or otherwise, the validity or right to contest, taxes or assessments, before it shall be amount of any pay the same. St. Joe shall have the right, at required to its sole discretion, to pay any delinquent property taxes. together with interest, penalties and charges, that a the responsibility of the Lessor, the payment of which shall be a credit against payments thereafter tc be made by St. Joe under the provisions of Section 3. If this Agreemdeent is terminated or otherwise expires, all ad valorem taxes that are St. Joe's responsibility shall be prorated as of the date St. Joe has removed its improvements from the Property or Lessor agrees to their abandonment.

      g. Assessment Work - St. Joe agrees to perform assessment work (unless excused, suspended or deferred) for the benefit of the Property for each assessment year during which this Agreement continues in force beyond July 1 of the applicable assessment year. The work performed shall be of a kind generally accepted as assessment work, and St. Joe shall expend the total amount sufficient to meet the minim= requirements with respect to all of the unpatented claims. Lessor acknowledges and agrees that the mining claims included within the Property are one contiguous group and that development and exploration work on any one or more of the claims will be for the benefit of all of them. Lessor further agrees that if St. Joe acquires a right to explore areas adjacent to the Property by location, purchase, lease or option, St. Joe shall have the right to perform assessment work required hereunder pursuant to a common plan of exploration or development of all the areas, claims or groups of claims, whether performed on or off the Property.

6. Title Matters

      a. Representations and Warranties - Lessor represents and warrants to St. Joe that to the best of its knowledge and belief that: (1) the unpatented mining claims constituting the Property have been located and appropriate record made thereof in compliance with the laws of the United States and the laws of Nevada;
(2) the assessment work for the year ending September 1 prior to the effec- tive date of this Agreement has been performed and appropriate record made thereof in compliance with applicable law; (3) there is no valid claims of adverse mining rights affecting such claims; (4) except as specified in Exhibit A, Lessor's possessory right to the Property is free and clear of all liens and encumbrances, and (5) the Lessor has the full right, power and capacity to enter into this Agreement upon the terms set forth herein.



      b. Title Documents; Data - Upon written request of St. time during the term hereof, Lessor shall promptly Joe at any St. Joe all abstracts of title to and copies of deliver to all title documents affecting the Property which Lessor has in its possession. If Lessor is in possession or knows the whereabouts of technical data concerning the mineral estate of the Property, Lessor shall, at St. Joe's expense, furnish copies of such materials to St. Joe or notify St. Joe of the location of such information.

      c. Title Defects, Defense and Protection - If -- (1) in the opinion of counsel retained by St. Joe, Lessor's title to any of the Property is defective or less than as represented herein, or (2) title to any of the Property is contested or questioned by any person, entity or governmental agency -- and if Lessor is unable or unwilling to promptly correct the defects or alleged defects in title, St. Joe may attempt, with all reasonable dispatch, to perfect, defend or initiate litigation to protect such title. In that event, Lessor shall take such actions as are reasonably necessary to assist St. Joe in its efforts to perfect, defend or protect such title. If title is less than as represented in this Section 6, then (and only then) the costs and expenses of perfecting, defending or correcting title, including, but without being limited to the cost incurred in the amendment or relocation of unpatented claims, the cost of attorney's fees and the cost of releasing or satisfying any mortgages, liens and encumbrances), shall be a credit against payments thereafter to be made by St. Joe under the provisions of Section 3, unless the encumbrance or dispute arises from St. Joe's failure to perform obligations hereunder (in which case such costs shall be borne by St. Joe).


      d. Lesser Interest Provisions - If the rights and title granted hereunder are less than represented herein, St. Joe shall have the right and option, without waiving any other rights it may have hereunder, to reduce all payments to be made to Lessor hereunder in the proportion that the interest actually owned by Lessor bears to the interest as represented herein.

      e. Amendment and Relocation of Mining Claims - St. Joe shall have the right to amend or relocate in the name of Lessor the unpatented claims which are subject to this Agreement which St. Joe, in its sole discretion deems advisable to amend or relocate. St. Joe shall not be liable to Lessor for any act (or failure to act) by it or any of its agents in connection with the amendment or relocation of such claims as long as such act (or omission) does not arise from gross negligence or is not made in bad faith.

      f. Patent Proceedings - Upon request of St. Joe at any time or times during the term of this Agreement, Lessor agrees to undertake to obtain patent to any or all of the unpatented mining claims which are subject to this Agreement.

St. Joe shall prepare all documents and compile all data and comply in all respects with the applicable law, all at the expense of St. Joe. Lessor shall execute any and all documents required for this purpose and shall cooperate fully with St. Joe in the patent application proceedings subsequent thereto. If Lessor begins such proceedings and St. Joe thereafter requests Lessor to discontinue such proceedings, or if this Agreement is terminated while proceedings are pending, St. Joe shall have no further obligation with respect thereto except to pay any unpaid expenses accrued in such proceedings prior to its request to discontinue or prior to termination, whichever occurs first.

      g. Change of Law - If the laws of the United States concerning acquisition of mineral rights on federally managed lands is repealed, amended, or new legislation is enacted, St. Joe shall have the right to take whatever action it deems appropriate to preserve a right to explore for, develop, and mine Leased Substances. If St. Joe elects to take any action under the terms of this subsection, it shall first notify Lessor in writing setting forth the nature of the proposed action and an explanation thereof. Lessor agrees to cooperate with St. Joe and execute whatever documents are deemed necessary by St. Joe to accomplish such action. Nothing in this subsection shall impose any obligation upon St. Joe to take any action, or diminish the right of Lessor to take action it deems appropriate; provided, however, that if Lessor chooses to take any action, it will first inform St. Joe of the nature of such contemplated action.

      h. General - Nothing herein contained and no notice or action which may be taken under this Section 6 shall limit or detract from St. Joe's right to terminate this Agreement in the manner hereinafter provided.

7.    Termination; Removal of Property; Data

      a. Termination by Lessor - If St. Joe defaults in the performance of its obligations hereunder, Lessor shall give St. Joe written notice specifying the default. If the default is not cured within thirty (30) days after St. Joe has received the notice, or if St. Joe has not within that time begun action to cure the default and does not thereafter diligently prosecute such action to completion, Lessor may terminate this Agreement by delivering to St. Joe written notice of such termination, subject to St. Joe's right to remove its property and equipment from the Property, as hereinafter provided. Lessor's right to terminate this Agreement shall be its sole remedy for any defaults in the payment of rental or advance minimum royalty. If St. Joe in good faith disputes the existence of a default, St. Joe shall initiate appropriate action in a court of competent jurisdiction within the 30-day period and the time to cure shall run from the date of a final determination that a default exists. Lessor shall have no right to terminate this Agreement except as set forth in this subsection a of Section 7.

      b. Termination by St. Joe - St. Joe shall have the right to terminate this Agreement at any time by written notice from St. Joe to Lessor. St. Joe shall also have a separate right of termination of its obligations under the Mining Lease and Option to Purchase Agreement as set forth in subsection b of Section
5. From and after the date of termination, all right, title and interest of St. Joe under this Agreement shall terminate, and St. Joe shall not be required to make any further payments or to perform any further obligations hereunder concerning the Property, except payment and obligations, the due dates for the payment or performance of which occur prior to the termination date, including the obligations related to damages to the surface and improvements thereon.

      c. Removal of Property - Upon any termination or expiration of this Agreement, St. Joe shall have a period of one (1) year from and after the effective date of termination within which it may elect to remove from the Property all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon, except supports placed in shafts, drifts or openings in the Property. Failure of St. Joe to so remove the same shall constitute an abandonment by St. Joe to Lessor of the same; provided, however, that St. Joe may still be required to remove such property upon notice from Lessor at any time during the one-year period and thirty (30) days thereafter.

      d. Delivery of Data - If this Agreement is terminated, upon written request given by Lessor within thirty (30) days of said termination, St. Joe shall, within a reasonable time, furnish Lessor copies of all available noninterpretive exploration, development and mining data pertaining to the Property prepared by or for St. Joe.


      e. Relinquishment of Record - If this Agreement is terminated or otherwise expires, St. Joe shall provide Lessor with a recordable document sufficient to provide notice that St. Joe no longer asserts rights to the Proflerty under this Agreement.

8.    Notices

      Any notice or communication required or permitted here- shall be effective when personally delivered or under deposited, postage prepaid, certified or registered, in the United States mail to the addresses specified above. Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

9.    Binding Effect; Assignment

      The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall inure to the benefit of and be binding upon the heirs, personal representatives, beneficiaries, successors and assigns, but no change or division of ownership of the Property or payments hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of St. Joe hereunder. No such change or division in the ownership of the Property shall be binding upon St. Joe for any purpose until the first day of the month next succeeding the month in which such person acquiring any interest shall furnish evidence to St. Joe's satisfaction of such change, transfer or division of ownership.

10.   Force Majeure; No Implied Covenants

      If St. Joe is delayed or interrupted in or prevented from exercising its rights or performing its obligations, as herein provided, by reasons of "force majeure," then, and in all such cases, St. Joe shall be excused, without liability, from performance of its obligations set forth in this Agreement (except as to obligations to pay money set forth in Sections 3 and 5), but the provisions shall again come into full force and effect upon the termination of the period of delay, prevention, disability or condition. St. Joe shall notify Lessor of the beginning and ending date of any period of forree majeure and the period of time required for performance under this Agreement shall be extended for the period of the disability. "Force majeure" includes all disabilities arising from causes beyond the reasonable control of St. Joe; including, without limitation, acts of God, accidents, fires, damages to facilities, labor troubles, unavailability of fuels, supplies and equipment, orders or requirements of courts or government agencies, or the inability to obtain environmental clearance or operating permits that may be required by governmental authorities. It is expressly agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to any time frame as the measure of diligence for prospecting, mining, resumption of mining if mining operations once commenced are suspended, or any other operations of St. Joe hereunder.

.. . .
.. . .

11.   Memorandum

      The parties to this Agreement agree to execute and record a Memorandum of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded in the official records of Nye County, Nevada.

12.   Construction

      a. Governing Law - This Agreement shall be construed by the internal laws but not the laws of conflict of the State of Nevada.

      b. Headings - The headings used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement for purposes of construction.

13.   Approval; Effective Date

      This Agreement shall not be effective until it has been approved by management of St. Joe and executed by its authorized officer. The effective date shall be the date of such execution by St. Joe.

          SIGNED, effective as of the date recited above.

LESSOR:                                         ST. JOE:
H. B. LAYNE CONTRACTOR, INC.                    ST. JOE GOLD CORPORATION


By                                              By
  Richard        N., Lundgren                     John W. Horton
  President                                       Assistant Vice President

 STATE OF FLORIDA                              )
                                               ) ss.
 County of  Broward                            )

      The foregoing instrument was acknowledged before me this 5th day of February, 1987, by Richard N. Lundgren, the President of H. B. Layne Contractor, Inc., an Indiana corporation, for an on behalf of the corporation.




 My commission expires:                                            Notary Public
         NOTARY PUBLIC   STATE OF FLORIDA
         MY COMMISSION EYP  JUNE 24, 1989
        'BONDED THRU GENERAL INS. UND.

 STATE OF ARIZONA                              )
                                               ) ss.
 County of  Pima                               )

      The foregoing instrument was acknowledged before me this 3rd day of February, 1987, by John W. Horton, the Assistant Vice President of St. Joe Gold Corporation, a Delaware corporation, for an on behalf of the corporation.

 My commission expires:                                            Notary Public
   My Commission expires August 15, 1990

                                   EXHIBIT A





      The "Property" consists of those certain unpatened lode mining claims situated in the Bullfrog Mining District, Nye County, Nevada, the names of which and the place of record of the location notices thereof in the official records of the county recorder and the authorized office of the Bureau of Land Management are as follows:



                                                Nye Cty Rcds        BLM Serial #
Name of Claim                                   Book      Page        N  MC

Mining claims subject to the Mining Lease and Option to Pur- chase Agreement dated August 3, 1987, by and between Robert A. Revert and Claron Burnett, as lessors, and Kelly Minerals, Inc., as lessee:

 Ace No. 1                                      110       426        11229
 Ace No. 2                                      110       427        11230
 Ace No. 3                                      110       428        11231

unencumbered mining claims vested 100X in the Lessor under the forgoing Lease Agreement between H. B. Layne Contractor, Inc., and St. Joe Gold:

Golden Eagle      #   2                         424       120       298788
Golden Eagle      #   3                         424       121       298789

Golden Age #   1                                424       103       298790
Golden Age #   2                                424       104       298791
Golden Age #   3                                424       105       298792
Golden Age #   4                                424       106       298793
Golden Age #   5                                424       107       298794
Golden Age #   6                                424       108       298795
Golden Age #   7                                424       109       298796
Golden Age #   8                                424       110       298797
Golden Age #   9                                424       111       298798
Golden Age #   12                               424       112       298799
Golden Age #   13                               424       113       298800
Golden Age #   14                               424       114       298801
Golden Age #   15                               424       115       298802
Golden Age #   16                               424       116       298803
Golden Age #   17                               424       117       298804

3,5-129

      VIA CERTIFIED MAIL
      RETURN RECEIPT REQUESTED                            BOND  GOLD CORPORATION

                                                                 October 5, 1989


      H. B. Layne Contractor, Inc.
      Attn: S. Lee Crouch, Esq.
      1001 North Federal Highway, Suite 206
      Hallandale, Florida 33009


                Re: Lease Agreement Dated February 5, 1987

      Dear Lee:

            As always, it was a pleasure seeing you and Dick again. I hope that you were reassured that our commingling procedures are in accordance with standard industry practice, and that any questions you may have had were answered to your satisfaction.

            As we discussed this day, Bond Gold Bullfrog Inc. has recently "mined and marketed Leased Substances" from the Property, thus triggering Bond's obligation to pay the advance minimum royalty provided for in
      Section  3.b.  of  the Lease Agreement dated February 5, 1987. The subject
      Section provides that the advance minimum royalty is payable in the same manner as the rental payments. From a cold reading of this provision I was not entirely clear on the intent of the parties. As you and I discussed and agreed, the language is ambiguous, but you have advised me this day that, in your opinion, the proper interpretation is that the advance minimum royalty payment is due on February 5, 1990 or at such earlier time that Bond Gold mines and markets Leased Substances from the Property and is to be paid in advance every twelve months thereafter.

            I have spoken with Bond Gold's accounting department who has informed me that the first revenues from production of gold and silver from the Bullfrog Mine were booked on August 31, 1989. Accordingly, I have enclosed a check in the amount of $50,000.00 as advance minimum royalty under Section 3.b. of the Lease Agreement, and will make subsequent advance minimum royalty payments on or before each August 31st hereafter during the period that the Lease Agreement remains in effect.

      S. Lee Crouch, Esq.
      October 5, 1989
      Page 2


            We understand that, as provided in Section 2 of the Lease Agreement, payment of the enclosed advance minimum royalty payment will extend the term of the Lease Agreement up to and including August 31, 1990. Furthermore, the payment each year of advance minimum royalty on or before the above anniversary date will extend the term of the Lease Agreement to and including August 31st of the following year.

            Please indicate below your agreement regarding the effect of the advance minimum royalty and rental payments and return one copy of this letter to me. Thank you for assisting in this matter.

                                                        Very truly yours,



                                                        Garry L. Miller
                                                        Manager, Land Department


                        Agreed to this 19th day of OCTOBER, 1989.

                                                    H. B. LAYNE CONTRACTOR, INC.






                 Enclosure

                 cc:    Richard N. Lundgren
                        6205 S. W. 108th Street
                        Miami, Florida 33156